UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2008

Commission File Number	Exact name of registrant as specified in its charter, Principal Office Address and Telephone Number	State of Incorporation	I.R.S. Employer Identification No.
333-124154	Stanadyne Holdings, Inc. 92 Deerfield Road Windsor, CT 06095 (860) 525-0821	Delaware	20-1398860

333-45823	Stanadyne Corporation 92 Deerfield Road Windsor, CT 06095 (860) 525-0821	Delaware	22-2940378

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 6, 2008, Stanadyne Corporation (“Stanadyne”) entered into an agreement with William W. Kelly, a named executive officer, which had the effect of amending, restating and superseding his existing employment agreement dated as of July 22, 1996. Stanadyne and Mr. Kelly entered into the new agreement to provide for a seamless and mutually beneficial transition to Mr. Kelly’s retirement. The term of the new agreement expires December 31, 2009, but may be extended through February 28, 2010 if a “change of control” is then being actively negotiated. Mr. Kelly will continue to serve as Stanadyne’s Chief Technology Officer until the earlier of December 31, 2009 or when his successor is employed, at which time he would become the Chief Technology Officer Emeritus.

Under the terms of this new agreement, Mr. Kelly will continue to receive his current base salary through December 31, 2008 and will receive a reduced annual base salary in 2009 of $169,000 commensurate with a reduced work schedule in transition to his retirement. Stanadyne may terminate the agreement for cause or upon Mr. Kelly’s disability. Stanadyne may also terminate the agreement without cause upon payment of certain severance benefits to Mr. Kelly. Mr. Kelly may also terminate the agreement for “Good Reason” and would be entitled to certain severance benefits. In each case, the severance benefits include an amount equal to a year’s base salary at the time of termination. The agreement terminates automatically upon Mr. Kelly’s death or upon a change of control. Upon a change of control, the new agreement provides for 100% vesting of outstanding stock options, with no other payments to Mr. Kelly in connection therewith other than benefits earned to date. Mr. Kelly’s receipt of severance benefits is subject to his executing a release of claims in favor of Stanadyne and its affiliates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stanadyne Holdings, Inc.
(Registrant)

Date: October 10, 2008	By:	/s/ Stephen S. Langin
Stephen S. Langin
Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stanadyne Corporation
(Registrant)

Date: October 10, 2008	By:	/s/ Stephen S. Langin
Stephen S. Langin
Vice President and Chief Financial Officer